Exhibit 8.1

April 13, 2012	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637

Bank of America Auto Receivables Securitization, LLC Bank of America Corporate Center Bank of America Plaza 100 N. Tryon Street Charlotte, NC 28255	Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

Re: Bank of America Auto Receivables Securitization, LLC Registration Statement on Form S-3 (No. 333- 165957)

Ladies and Gentlemen:

We have acted as special tax counsel to Bank of America Auto Receivables Securitization, LLC (the “Depositor”) and Bank of America, National Association in connection with the above-captioned Registration Statement (the “Registration Statement”) and the offering of notes (the “Notes”) described in the final prospectus supplement dated April 11, 2012 (the “Prospectus Supplement”) and the base prospectus dated April 4, 2012 (the “Base Prospectus” and collectively with the Prospectus Supplement, the “Prospectus”), which have been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Bank of America Auto Trust 2012-1 (the “Issuer”), a trust formed by the Depositor pursuant to a trust agreement (the “Trust Agreement”) between the Depositor and Wilmington Trust, National Association, as owner trustee. The Notes will be issued pursuant to an Indenture (the “Indenture”) between the Issuer and U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”).

In that connection, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization and issuance of the Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Prospectus, the Trust Agreement and the forms of the Indenture and other documents prepared in connection with the issuance of the Notes (collectively, the “Operative Documents”).

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

MAYER BROWN LLP

Bank of America Auto Receivables

Securitization, LLC

April 13, 2012

The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current administrative positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings, Revenue Procedures and otherwise, and existing judicial decisions. No tax rulings have been, or will be, sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

Based on the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, we are of the opinion that the statements, to the extent that they constitute matters of law or legal conclusions with respect thereto relating to United States federal tax matters, set forth in the Prospectus Supplement under the headings “Summary of Terms—Tax Status” and “Material Federal Income Tax Consequences” and in the Base Prospectus under Summary of Terms—Tax Status” and “Material Federal Income Tax Consequences”, which statements have been prepared by us, are correct in all material respects, and, to the extent such statements expressly state our opinions or state that our opinion has been or will be provided as to the Notes, we hereby confirm and adopt the opinions set forth therein.

We know that we are referred to under the captions referred to above included in the Prospectus, and we hereby consent to the use of our name therein and to use of this opinion for filing of this opinion as Exhibit 8.1 to a Form 8-K filed in connection therewith, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus.

Respectfully submitted,

/s/ Mayer Brown LLP

Mayer Brown LLP